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                                                                   EXHIBIT 99.4

                                FOR IMMEDIATE RELEASE

                             JACOR CLOSES ACQUISITION OF
                            NATIONWIDE COMMUNICATIONS INC.

COVINGTON, KY. AUGUST 10, 1998: Jacor Communications, Inc. (JCOR: Nasdaq) today completed its $620 million acquisition of the radio broadcast properties of Nationwide Communications Inc. The transaction was announced in October 1997 and has been pending regulatory approval. Jacor today also completed several related transactions. They include:

- A multiple station swap with CBS. Part of this transaction closed today and the remainder will close when CBS receives a "one-to-a-market" waiver from the Federal Communications Commission. The waiver would permit CBS to own radio stations and a television station in Minneapolis. CBS is scheduled to receive two Minneapolis radio stations from Jacor as part of the swap and already operates a television station in Minneapolis.

     1.   Effective today:
          - Jacor received WOCT-FM, Baltimore; KLDZ-FM (f/k/a KUFX-FM), San Jose; KSD-FM and KLOU-FM, St. Louis
          -    CBS received WHOK-FM, WLVQ-FM and WAZU-FM, Columbus

     2.   Pending the grant of a "one-to-a-market" waiver:
          -    Jacor to receive WCAO-AM, Baltimore; KUFX-FM (f/k/a KOME-FM), San
               Jose
          -    CBS to receive KSGS-AM and KMJZ-FM, Minneapolis
          This transaction is expected to close in the third quarter of 1998. Time brokerage agreements for each of the properties became effective today.

-    Cleveland - Jacor swapped WKNR-AM to Capstar for WTAE-AM in Pittsburgh
-    Columbus - Jacor sold WZAZ-FM to Blue Chip Broadcasting for $10.1 million
- San Diego - Jacor sold KJQY-FM and KKLQ-FM to Heftel Broadcasting Corporation for $65.15 million
- Chillicothe, OH - Jacor assigned to Secret Communications its agreement to purchase WKKJ-FM from Pearl Broadcasting

The result of all transactions is a network of stations in new and existing Jacor markets. The stations include:

     / / Baltimore  WPOC-FM, WCAO-AM, WOCT-FM
     / / Cleveland  WMMS-FM, WGAR-FM, WMJI-FM
     / / Columbus   WCOL-FM, WNCI-FM, WFII-AM
     / / Dallas     KEGL-FM, KDMX-FM
     / / Houston    KHMX-FM, KTBZ-FM

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     / / Phoenix    KGLQ-FM, KZZP-FM
     / / Pittsburgh      WTAE-AM
     / / St. Louis  KSD-FM, KLOU-FM
     / / San Diego  KMCG-FM, KXGL-FM
     / / San Jose   KLDZ-FM, KUFX-FM

Jacor is the nation's third largest radio company measured by total stations. Including announced pending acquisitions, Jacor now owns, operates or represents 204 radio stations in 57 broadcast areas and WKRC-TV in Cincinnati. Additionally, Jacor and its wholly owned subsidiary Premiere Radio Networks combine to form the third largest provider of syndicated radio programming in the country, syndicating the nation's leading radio talk shows which include The Rush Limbaugh Show, The Dr. Laura Schlessinger Show, Dr. Dean Edell and Art Bell's overnight programs, "Dreamland" and "Coast to Coast." Jacor also owns NSN Network Services, a satellite systems integration company that provides design, communications technology and support to establish and maintain global satellite connectivity to companies worldwide. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in existing broadcast locations, and radio groups or individual stations with significant presence in other attractive domestic and international locations.
Additionally, Jacor plans to grow in other broadcast related products and businesses.


          Visit www.jacor.com and cfonews.com/jcor/ for more information on Jacor




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